As filed with the Securities and Exchange Commission on August 6, 2021

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FUSION FUEL GREEN PLC

(Exact name of registrant as specified in its charter)

New York	N/A
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

10 Earlsfort Terrace

Dublin 2, D02 T380, Ireland

(Address of Principal Executive Offices) (Zip Code)

FUSION FUEL GREEN PLC 2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

CT Corporation System

28 Liberty Street

New York, NY 10005

(212) 894-8940

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800	Connor Manning, Esq. Arthur Cox LLP Ten Earlsfort Terrace Dublin 2, D02 T380 Ireland Telephone: +353 1 920 1040	David H. Feinberg, Esq. Feinberg Hanson LLP 855 Boylston Street, 8th Floor Boston, MA 02116 Telephone: (617) 603-3304

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A Ordinary Shares, US$0.0001 par value per share, reserved for future grants under the Plan (as defined below)	1,000,000	(2)	$13.40	(3)	$13,400,000	$1,461.94

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional securities that may be offered pursuant to the terms of the Fusion Fuel Green PLC 2021 Equity Incentive Plan (“Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more share splits, share dividends or similar transactions.
(2)	Class A Ordinary Shares newly reserved for issuance under the Plan.
(3)	Pursuant to Rule 457(c) and 457(h) promulgated under the Act, the proposed maximum offering price per share for the shares reserved for issuance under the Plan was calculated on the basis of the average of the high and low prices of our Class A Ordinary Shares as reported on the Nasdaq Global Market on August 3, 2021.

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information required by Items 1 and 2 of this Part I is omitted from this Registration Statement in accordance with rules and regulations under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that Fusion Fuel Green plc (“Company”) has previously filed with the SEC are incorporated by reference in this registration statement (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such items):

●	Annual Report on Form 20-F for the year ended December 31, 2020 (filed on May 14, 2021);
●	Current Reports on Form 6-K filed on May 3, 2021, May 21, 2021, and May 25, 2021; and
●	The description of Class A Ordinary Shares contained in the Form 8-A (File No. 001-39789), filed pursuant to Section 12(b) of the Exchange Act, including any amendment(s) or report(s) filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 6-K and any exhibits included with such items), will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Company’s Memorandum and Articles of Association (“M&A”), subject to the provisions of and so far as may be permitted by the Irish Companies Act, every director, officer or employee of the Company, and each person who is or was serving at the request of the Company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Company or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

The Irish Companies Act prescribes that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused.

The Company is permitted under its M&A and the Irish Companies Act to purchase directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers and employees.

The Company has entered into deeds of indemnity with its directors and executive officers. Given the director indemnification limitations arising under Irish law, the Company’s subsidiary, Fusion Fuel Portugal, S.A. (“Fusion Fuel Portugal”), has also entered into such deeds of indemnity. These agreements, among other things, require the Company and Fusion Fuel Portugal to jointly and severally indemnify the Company’s directors and executive officers as well as Fusion Fuel Portugal’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such director or executive officer in any action or proceeding arising out of their services as one of the Company’s or Fusion Fuel Portugal’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s or Fusion Fuel Portugal’s request. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description	Included	Form	Filing Date
3.1	Memorandum and Articles of Association of Fusion Fuel Green plc.	By Reference	20-FR12B	December 17, 2020
4.1	Specimen Class A Ordinary Share Certificate of Fusion Fuel Green plc.	By Reference	F-4/A	October 9, 2020
5.1	Opinion of Arthur Cox LLP	Herewith	--	--
10.1	Fusion Fuel Green PLC 2021 Equity Incentive Plan	Herewith	--	--
23.1	Consent of KPMG	Herewith	--	--
23.2	Consent of Arthur Cox LLP (included in Exhibit 5.1)	Herewith	--	--

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Estoril, Portugal on this 6th day of August, 2021.

FUSION FUEL GREEN PLC

By:	/s/ Frederico Figueira de Chaves
Frederico Figueira de Chaves, Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederico Figueira de Chaves as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	/s/ Frederico Figueira de Chaves	Chief Financial Officer and Director	August 6, 2021
	Frederico Figueira de Chaves	(Principal Executive, Financial, and Accounting Officer)

By:	/s/ João Teixeira Wahnon	Director	August 6, 2021
João Teixeira Wahnon

By:	/s/ Jeffrey E. Schwarz	Director	August 6, 2021
Jeffrey E. Schwarz

By:	/s/ Jaime Silva	Director	August 6, 2021
Jaime Silva

By:	/s/ António Augusto Gutierrez Sá da Costa	Director	August 6, 2021
António Augusto Gutierrez Sá da Costa

By:	/s/ Rune Magnus Lundetrae	Director	August 6, 2021
Rune Magnus Lundetrae

By:	/s/ Alla Jezmir	Director	August 6, 2021
Alla Jezmir

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Fusion Fuel Green PLC has signed this registration statement or amendment thereto in New York, NY, on the 6th day of August, 2021.

By:	/s/ Jeffrey E. Schwarz
	Name:	Jeffrey E. Schwarz
	Title:	Authorized Representative